Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 998-5501

Atlantic coast Financial CORPORATION THIRD quarter 2016 earnings

INCREASE TO $0.10 per diluted share

•	Earnings per diluted share grew 43% over the same quarter last year.
•	Loans increased 30% over the last 12 months, while deposits grew 24% over the last 12 months.
•	Interest rate sensitivity has become more neutral as a result of investment security and loan sales in 2016.
•	Impaired loans remain flat, while nonperforming assets grew as a result of continued strong credit management on two legacy loans, which are both currently carried below market values.
•	Bank has received approval to convert to a Florida state charter.

JACKSONVILLE, Fla. (October 26, 2016) – Atlantic Coast Financial Corporation (Atlantic Coast or the Company, NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the Bank), today reported earnings per diluted share of $0.10 for the third quarter of 2016 compared with earnings of $0.07 in the same quarter last year. The Company’s results for the third quarter of 2016 included a gain on the sale of investment securities in August 2016 totaling $0.5 million, which added approximately $0.02 to earnings per diluted share for the third quarter of 2016. Therefore, core earnings per diluted share, which excludes the impact of the investment securities transaction discussed above, increased 14% to $0.08 for the third quarter of 2016 from $0.07 for the third quarter of 2015. Core earnings per diluted share is a non-GAAP financial measure, and a reconciliation of GAAP to non-GAAP financial measures is presented on page five.

Earnings per diluted share for the first nine months of 2016 totaled $0.29 compared with $0.46 for the first nine months of 2015. The Company’s results for the first nine months of 2016 included gains on the sale of investment securities in February and August 2016 totaling $1.3 million, which added approximately $0.05 to earnings per diluted share for the first nine months of 2016. Results for the year-earlier period included the positive impact of the reversal of a valuation allowance against the Company’s deferred tax asset, which was partially offset by penalties associated with the early prepayment of some of the Company’s wholesale debt. Together these transactions added approximately $0.34 to earnings per diluted share for the first nine months of 2015. Excluding the impact of the transactions discussed above, core earnings per diluted share nearly doubled to $0.23 for the first nine months of 2016 from $0.12 for the first nine months of 2015.

Commenting on the Company’s results, John K. Stephens, Jr., President and Chief Executive Officer, said, “Atlantic Coast turned in another strong performance for the third quarter of 2016. We are particularly pleased to note the 30% increase in total loans since September 30, 2015, which continued to drive our solid balance sheet growth and contribute positively to net interest margin and our overall momentum in earnings. These results reflect an ongoing strengthening in our business and the markets we serve, especially in Florida, along with great commitment and dedication from our team members, as we work together to grow our banking platform. At the same time, our continued focus on asset quality has enabled us to keep our credit costs low and further augmented our earnings growth. Having said that, the increase in nonperforming loans this quarter is the result of our approach to resolve two particular loan issues related to legacy loans excluded from the bulk sale in 2013, both of which were already classified as impaired. These loans are both carried below current market values; therefore, we do not anticipate any issues with resolving them. Absent these loans, which were originated prior to the 2008 credit crisis, the level of delinquency and nonperforming assets remains at a very strong level. In summary, we are quite pleased with the third quarter’s results and believe they are a tangible indication of the success we have attained in creating a premier bank in our markets, one that is well positioned to capitalize on the opportunities ahead.”

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

Other significant highlights of the third quarter and first nine months of 2016 include:

•	Net interest income improved to $6.9 million and $19.4 million for the three and nine months ended September 30, 2016, respectively, from $5.8 million and $15.2 million for the three and nine months ended September 30, 2015, respectively. Additionally, net interest margin was 3.19% and 3.08% for the three and nine months ended September 30, 2016, respectively, compared with 3.24% and 2.89% for the three and nine months ended September 30, 2015, respectively.

•	Total loans (including portfolio loans, loans held-for-sale, and warehouse loans held-for-investment) increased 18% to $774.3 million at September 30, 2016, from $654.2 million at December 31, 2015, and were up 30% from $595.0 million at September 30, 2015. Total loan growth since September 30, 2015, primarily reflected originations in all lines of business, supplemented by selective loan acquisitions.

•	Nonperforming assets, as a percentage of total assets, was 1.46% at September 30, 2016, compared with 0.87% at December 31, 2015, and 0.92% at September 30, 2015.

•	Total assets increased to $936.9 million at September 30, 2016, from $857.2 million at December 31, 2015, and $818.0 million at September 30, 2015, primarily due to an increase in loans, which was partially offset by a decrease in investment securities.

•	The Bank’s ratios of total risk-based capital to risk-weighted assets and Tier 1 (core) capital to adjusted total assets were 12.73% and 9.09%, respectively, at September 30, 2016, and each continued to exceed the levels – 10% and 5%, respectively – currently required for the Bank to be considered well-capitalized.

Tracy L. Keegan, Executive Vice President and Chief Financial Officer, added, “We have continued to strategically shift the mix and sensitivity of our balance sheet this year, taking advantage of opportunities in the market as they presented themselves. The sales in the investment portfolio, as an example, reduced the volatility of that portfolio in a rising-rate environment and provided gains to compensate for lost interest income until alternative securities are identified. We believe the neutralization of our interest rate sensitivity far outweighs the interest lost in the short-term on these sales, as well as the sales in our 30-year fixed rate residential mortgage portfolio. Although the gains realized on these transactions aren’t considered core earnings, they were strategically structured to cover lost interest income until the cash could be re-deployed. Along with ongoing earnings growth, we have attracted more than $120 million in additional deposits, increasing total deposits 24% since September 30, 2015, primarily in savings and money market deposits. Deposit costs have risen somewhat due to these efforts, but the net effect has been a solid increase in net interest margin, which rose 19 basis points for the first nine months of 2016 compared with that for the same period last year. With a stronger balance sheet and increased diversification in our loan portfolio, we believe Atlantic Coast is poised for additional growth and further improvements in its results of operations.”

Bank Regulatory Capital	At
Key Capital Measures	Sept. 30, 2016	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015
Total risk-based capital ratio (to risk-weighted assets)	12.73%	12.49%	13.08%	13.91%	14.73%
Common equity tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.58%	11.36%	11.91%	12.66%	13.47%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	11.58%	11.36%	11.91%	12.66%	13.47%
Tier 1 (core) capital ratio (to adjusted total assets)	9.09%	9.06%	9.20%	9.49%	9.55%

The gradual decrease in capital ratios over the past year primarily reflected growth in the Bank’s balance sheet, especially with respect to portfolio loans, which resulted in an increase in risk-weighted assets and adjusted total assets, partially offset by an increase in capital.

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

Credit Quality	At
	Sept. 30, 2016	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015
	(Dollars in millions)
Nonperforming loans	$10.9	$3.4	$4.5	$4.2	$4.0
Nonperforming loans to total portfolio loans	1.66%	0.51%	0.69%	0.69%	0.74%
Other real estate owned	$2.8	$2.7	$3.2	$3.2	$3.5
Nonperforming assets	$13.7	$6.1	$7.7	$7.4	$7.5
Nonperforming assets to total assets	1.46%	0.67%	0.86%	0.87%	0.92%
Troubled debt restructurings performing for less than 12 months under terms of modification	$14.8	$5.1	$4.5	$4.5	$5.2
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$28.5	$11.2	$12.2	$11.9	$12.7
Troubled debt restructurings performing for more than 12 months under terms of modification	$20.2	$29.8	$31.2	$30.5	$29.7

Although nonperforming assets were higher at the end of the third quarter of 2016 compared with the end of the second and year-earlier quarters, coming off of an exceptionally low base, the Company’s overall credit quality remains strong. Aside from the reclassification of two specific loans to nonperforming during the third quarter, the general pace of loans reclassified to nonperforming and other real estate owned (OREO) continued to slow.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.2	$0.2	$0.6	$0.6
Allowance for portfolio loan losses	$8.2	$8.0	$7.6	$8.2	$7.6
Allowance for portfolio loan losses to total portfolio loans	1.24%	1.21%	1.39%	1.24%	1.39%
Allowance for portfolio loan losses to nonperforming loans	74.92%	235.28%	188.63%	74.92%	188.63%
Net charge-offs (recoveries)	$0.1	$(0.1)	$0.0	$0.2	$0.1
Net charge-offs (recoveries) to average outstanding portfolio loans (annualized)	0.06%	(0.03)%	(0.03)%	0.04%	0.02%

The provision for portfolio loan losses was virtually unchanged in the third quarter of 2016 compared with the second quarter of 2016 and the third quarter of 2015, reflecting solid economic conditions in the Company’s markets during the current year, which has led to continued low levels of net charge-offs over the past 12 months. The increase in the allowance for portfolio loan losses at September 30, 2016, from September 30, 2015, was primarily attributable to loan growth, which reflected significant organic growth, supplemented by strategic loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of September 30, 2016, is sufficient to absorb losses in portfolio loans as of the end of the period.

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

Net charge-offs were higher in the third quarter of 2016 compared with those in the same period in 2015, reflecting an increase in charge-offs in commercial real estate loans and manufactured home loans, as well as a decrease in recoveries in land loans, partially offset by a decrease in charge-offs in unsecured consumer loans. Net charge-offs were higher during the first nine months of 2016 compared with those in the same period in 2015, reflecting an increase in charge-offs in commercial real estate loans, certain consumer loans, including auto loans and manufactured home loans, as well as both an increase in charge-offs and a decrease in recoveries on commercial business loans. These changes were partially offset by an increase in recoveries in one- to four-family residential loans and home equity loans and a decrease in charge-offs in unsecured consumer loans.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(Dollars in millions)
Net interest income	$6.9	$6.4	$5.8	$19.4	$15.2
Net interest margin	3.19%	3.06%	3.24%	3.08%	2.89%
Yield on investment securities	2.12%	2.08%	2.11%	2.07%	2.06%
Yield on loans	4.24%	4.38%	4.92%	4.36%	4.91%
Total cost of funds	0.79%	1.04%	1.04%	0.97%	1.33%
Average cost of deposits	0.64%	0.61%	0.51%	0.61%	0.50%
Rates paid on borrowed funds	1.21%	2.01%	2.38%	1.87%	3.26%

The increase in net interest margin during the first nine months of 2016 compared with net interest margin for the first nine months of 2015 primarily reflected a decrease in rates paid on borrowed funds, as the Company continued to benefit from the prepayment and restructuring of some of its high-cost wholesale debt late in the second quarter of 2015, the effect of which was partially offset by the loss of interest income due to the sale of investment securities this year. Also, contributing to the increase in net interest margin was an increase in higher-margin interest-earning assets outstanding, reflecting the Company’s ongoing redeployment of excess liquidity to grow its portfolio loans, loans held-for-sale, and warehouse loans held-for-investment.

Noninterest Income / Noninterest Expense / Income Tax Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(Dollars in millions)
Noninterest income	$2.2	$2.5	$1.8	$7.3	$5.2
Noninterest expense	$6.4	$6.6	$5.9	$19.1	$22.7
Income tax expense (benefit)	$0.9	$0.8	$0.5	$2.6	$(9.9)

The increase in noninterest income for the third quarter of 2016 compared with that of the third quarter of 2015 and for the first nine months of 2016 compared with the first nine months of 2015 primarily reflected higher gains on the sale of investment securities. The increase in noninterest expense during the third quarter of 2016 compared with that of the third quarter of 2015 primarily reflected the increased incentive compensation costs associated with the successful execution of the Company’s growth strategies. The decrease in noninterest expense during the first nine months of 2016 compared with that of the first nine months of 2015 primarily reflected penalties associated with the prepayment of some of the Company’s high-cost wholesale debt during the second quarter of 2015, partially offset by increased incentive compensation costs associated with the Company’s continuing growth strategies.

The increase in income tax expense for the third quarter of 2016 compared with that of the third quarter of 2015 reflected the increase in income before income tax expense. The increase in income tax expense for the first nine months of 2016 compared with that of the first nine months of 2015 reflected the aforementioned positive impact of the reversal of a valuation allowance against the Company’s deferred tax asset during the second quarter of 2015, as well as the increase in income before income tax expense.

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

Use of Non-GAAP Financial Measures

This press release includes the discussion of non-GAAP financial measures: core earnings and core earnings per diluted share. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). Core earnings and core earnings per diluted share exclude the effects of certain transactions that occurred during the period, as detailed in the following reconciliation of these measures.

	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
	(Dollars in thousands)
Net income, as reported	$1,556	$1,336	$1,008	$4,416	$7,029
Less the gain on the sale of investment securities (1)	(310)	--	--	(831)	--
Less the valuation allowance reversal	--	--	--	--	(8,476)
Plus the prepayment penalties (2)	--	--	--	--	3,217
Adjusted net income (core earnings)	$1,246	$1,336	$1,008	$3,585	$1,770

Income per diluted share, as reported	$0.10	$0.09	$0.07	$0.29	$0.46
Less the gain on the sale of investment securities	(0.02)	--	--	(0.05)	--
Less the valuation allowance reversal	--	--	--	--	(0.55)
Plus the prepayment penalties	--	--	--	--	0.21
Adjusted income per diluted share (core earnings per diluted share) (3)	$0.08	$0.09	$0.07	$0.23	$0.12

_________________________

(1)	The gain on the sale of investment securities, which is included in noninterest income, totaled $493,000, and is shown above net of a tax expense adjustment of $183,000, for the three months ended September 30, 2016, and $1,321,000, and is shown above net of a tax expense adjustment of $490,000, for the nine months ended September 30, 2016.
(2)	The prepayment penalties, which is included in noninterest expense, totaled $5,188,000, and is shown above net of a tax expense adjustment of $1,971,000.
(3)	May not foot due to rounding.

Core earnings and core earnings per diluted share should be viewed in addition to, and not in lieu of, net income and income per diluted share on a GAAP basis. Atlantic Coast’s management believes that the non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Atlantic Coast’s management also believes that the non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and to understand the Company’s performance. In addition, the Company may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “plans,” “intends,” “projects,” “targets,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: our ability to keep credit costs low and drive earnings growth; our ability to capitalize on opportunities to grow our banking platform; our ability to further improve our results of operations; and the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans. The Company’s consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; market disruptions; and cyber-security risks. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 39 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
Interest and dividend income:
Loans, including fees	$7,961	$7,938	$6,911	$23,399	$19,673
Securities and interest-earning deposits in other financial institutions	521	568	785	1,785	2,316
Total interest and dividend income	8,482	8,506	7,696	25,184	21,989

Interest expense:
Deposits	962	847	638	2,606	1,766
Securities sold under agreements to repurchase	--	--	1	1	1,541
Federal Home Loan Bank advances	658	1,254	1,233	3,220	3,453
Other borrowings	--	1	--	1	--
Total interest expense	1,620	2,102	1,872	5,828	6,760

Net interest income	6,862	6,404	5,824	19,356	15,229
Provision for portfolio loan losses	220	199	195	569	582
Net interest income after provision for portfolio loan losses	6,642	6,205	5,629	18,787	14,647

Noninterest income:
Service charges and fees	592	563	717	1,788	2,013
Gain on sale of loans held-for-sale	235	949	440	1,598	1,289
Gain on sale of portfolio loans	9	218	--	227	--
Gain (loss) on sale of securities available-for-sale	493	--	--	1,321	(9)
Bank owned life insurance earnings	117	115	125	349	362
Interchange fees	326	349	398	1,033	1,201
Other	425	355	130	991	392
Total noninterest income	2,197	2,549	1,810	7,307	5,248

Noninterest expense:
Compensation and benefits	3,562	3,512	3,205	10,532	9,254
Occupancy and equipment	658	603	555	1,863	1,607
FDIC insurance premiums	135	166	154	473	503
Foreclosed assets, net	--	254	16	254	118
Data processing	587	513	466	1,556	1,333
Outside professional services	487	539	535	1,497	1,621
Collection expense and repossessed asset losses	101	117	81	363	305
Securities sold under agreements to repurchase prepayment penalties	--	--	--	--	5,188
Other	836	926	903	2,536	2,813
Total noninterest expense	6,366	6,630	5,915	19,074	22,742

Income (loss) before income tax expense	2,473	2,124	1,524	7,020	(2,847)
Income tax expense (benefit)	917	788	516	2,604	(9,876)
Net income	$1,556	$1,336	$1,008	$4,416	$7,029

Net income per basic and diluted share	$0.10	$0.09	$0.07	$0.29	$0.46

Basic and diluted weighted average shares outstanding	15,420	15,418	15,399	15,417	15,398

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	Sept. 30, 2016	Dec. 31, 2015	Sept. 30, 2015
ASSETS
Cash and due from financial institutions	$3,692	$6,108	$22,492
Short-term interest-earning deposits	46,215	17,473	15,238
Total cash and cash equivalents	49,907	23,581	37,730
Investment securities:
Securities available-for-sale	49,003	120,110	107,551
Securities held-to-maturity	--	--	16,532
Total investment securities	49,003	120,110	124,083
Portfolio loans, net of allowance of $8,150, $7,745 and $7,630, respectively	646,641	603,507	540,266
Other loans:
Loans held-for-sale	8,057	6,591	4,199
Warehouse loans held-for-investment	119,616	44,074	50,498
Total other loans	127,673	50,665	54,697

Federal Home Loan Bank stock, at cost	10,542	9,517	10,821
Land, premises and equipment, net	15,018	15,472	15,732
Bank owned life insurance	17,419	17,070	16,952
Other real estate owned	2,785	3,232	3,492
Accrued interest receivable	1,938	2,107	2,007
Deferred tax assets, net	6,440	9,107	9,471
Other assets	9,527	2,830	2,746
Total assets	$936,893	$857,198	$817,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$56,607	$47,208	$51,362
Interest-bearing demand	110,868	105,159	62,385
Savings and money markets	210,675	171,664	173,155
Time	239,346	231,790	209,850
Total deposits	617,496	555,821	496,752
Securities sold under agreements to purchase	--	9,991	--
Federal Home Loan Bank advances	229,925	207,543	237,457
Accrued expenses and other liabilities	3,346	3,105	3,716
Total liabilities	850,767	776,460	737,925

Common stock, additional paid-in capital, retained deficit, and other equity	86,528	82,070	81,404
Accumulated other comprehensive loss	(402)	(1,332)	(1,332)
Total stockholders’ equity	86,126	80,738	80,072
Total liabilities and stockholders’ equity	$936,893	$857,198	$817,997

-MORE-

ACFC Reports Third Quarter Results

October 26, 2016

ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended Sept. 30,		At and for the Nine Months Ended Sept. 30,
	2016	2015	2016	2015
Interest rate
Net interest spread	3.09%	3.16%	2.97%	2.75%
Net interest margin	3.19%	3.24%	3.08%	2.89%

Average balances
Portfolio loans receivable, net	$655,221	$491,006	$644,494	$471,276
Total interest-earning assets	860,780	719,675	836,974	701,781
Total assets	909,303	792,891	887,685	756,742
Deposits	599,678	502,028	570,359	472,726
Total interest-bearing liabilities	760,879	660,023	746,315	629,445
Total liabilities	822,754	712,863	803,273	680,437
Stockholders’ equity	86,549	80,028	84,412	76,305

Performance ratios (annualized)
Return on average total assets	0.68%	0.51%	0.66%	1.24%
Return on average stockholders’ equity	7.19%	5.04%	6.98%	12.28%
Ratio of operating expenses to average total assets	2.80%	2.98%	2.86%	4.01%

Credit and liquidity ratios
Nonperforming loans	$10,878	$4,045	$10,878	$4,045
Foreclosed assets	2,785	3,492	2,785	3,492
Impaired loans	37,812	38,579	37,812	38,579
Nonperforming assets to total assets	1.46%	0.92%	1.46%	0.92%
Nonperforming loans to total portfolio loans	1.66%	0.74%	1.66%	0.74%
Allowance for loan losses to nonperforming loans	74.92%	188.63%	74.92%	188.63%
Allowance for loan losses to total portfolio loans	1.24%	1.39%	1.24%	1.39%
Net charge-offs to average outstanding portfolio loans (annualized)	0.06%	(0.03)%	0.04%	0.02%
Ratio of gross portfolio loans to total deposits	106.04%	110.30%	106.04%	110.30%

Capital ratios
Tangible stockholders’ equity to tangible assets (1)	9.19%	9.79%	9.19%	9.79%
Average stockholders’ equity to average total assets	9.52%	10.09%	9.51%	10.08%

Other Data
Tangible book value per share (1)	$5.55	$5.16	$5.55	$5.16
Stock price per share	6.33	5.53	6.33	5.53
Stock price per share to tangible book value per share (1)	113.99%	107.11%	113.99%	107.11%

_________________________

(1)	Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity, tangible assets is equal to assets, and tangible book value is equal to book value. Accordingly, no reconciliations are required for these measures.

-END-